Exhibit 99.1


[CAPITAL TRUST LOGO]

Contact:  Rubenstein Associates
          Robert Solomon: (212) 843-8050


          Capital Trust Announces the Appointment of Geoffrey G. Jervis
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                           as Chief Financial Officer
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New York, NY - May 26, 2005 - Capital Trust, Inc. (NYSE: CT) today announced the appointment of Geoffrey G. Jervis as Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Jervis, age 34, has served as the Company's Director of Capital Markets since 2004 and has been employed by the Company in various positions since 1999. In his most recent position, Mr. Jervis was
responsible  for  the  Company's  capital  markets   activities   including  the
structuring, marketing and management of equity and liability structures for the Company's balance sheet and on behalf of the Company's private equity funds under management. In addition to being responsible for the Company's finance department, Mr. Jervis will retain his capital markets responsibilities. Prior to joining the Company, Mr. Jervis was the Chief of Staff to the New York City Economic Development Corporation under the Giuliani Administration. Mr. Jervis has received an undergraduate degree from Vanderbilt University and an MBA from Columbia Business School.

Today, the Company also announced that, effective May 26, 2005, Brian H. Oswald resigned from the offices of Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Oswald will remain an employee of the Company for a period of time to allow for the transition of his duties and responsibilities.


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                               About Capital Trust
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Capital  Trust,  Inc.  is a  finance  and  investment  management  company  that specializes in credit-sensitive structured financial products. To date, the Company's investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager through its CT Mezzanine Partners family of funds. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol "CT." The company is headquartered in New York City.